                                                                          Exhibit 99-B.75

[Wells Fargo Funds logo]
April 4, 2005

Ms. Lisa Gilarde
ING Investment Services
151 Farmington Ave
Hartford, CT 06156

Re: Consent to Assign Certain Agreement(s) regarding Wells Fargo Funds and/or Strong Funds to
Wells Fargo Funds Distributor, LLC, a new distributor

Dear Ms. Gilarde,

Thank you for reviewing the new agreement(s) sent to you earlier this year between your firm and Wells
Fargo Funds Distributor, LLC and, in some cases, Wells Fargo Funds Management, LLC on behalf of the
“new” Wells Fargo fund family. The integration of the Wells Fargo and Strong fund families will be completed on April 11th and unfortunately, we do not have a signed agreement in place for your firm yet.

In the interim, in order not to interrupt your dealer, shareholder servicing, and/or revenue sharing payments, we are requesting that you sign, date and return this letter by Friday, April 8, 2005 to acknowledge an assignment of your past agreement(s) to Wells Fargo Funds Distributor, LLC on behalf of the new Wells
Fargo fund family. This assignment will stay in effect until July 31, 2005 or until we receive an executed new agreement, whichever is sooner.

Please note that by signing this letter, you acknowledge that all current financial and operational terms and conditions of your existing Wells Fargo or Strong funds related agreement(s) will be upheld. In cases where your firm had an agreement with both Strong and Wells Fargo fund families, we will apply revenue sharing of your existing arrangements on a fund-by-fund basis, based on the fund’s accounting survivor.

We look forward to finalizing the new agreement(s) with your firm as soon as possible, and appreciate your time and attention to this matter. Please fax this signed form to: Chris Cosentino at 415-977-9300.

Regards,
Wells Fargo Funds Distributor, LLC	Wells Fargo Funds Management, LLC

/s/ Cara Peck	/s/ Kara M. Rabusch
Cara D. Peck	Karla M. Rabusch
President	President

Agreed and Accepted as of April 8, 2005

ING Life Insurance and Annuity Company
(Firm Name)

/s/ Laurie M. Tillinghast

Authorizing Signature

Laurie M. Tillinghast
Print Name

Vice President
Title: